Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY ANNOUNCES REVISED

2002 RESULTS

DALLAS, Texas, March 31, 2003 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced revisions to its previously announced financial results for the quarter and year ended December 31, 2002.  The revisions reflect adjustments with the combined effect of reducing net income for both the quarter and the full year by approximately $242,000.  Diluted earnings per share were reduced by $.01 in each case, from $.25 to $.24 for the fourth quarter and from $.46 to $.45 in the case of the full year.  Revised statements of operations, balance sheets and segment operating data are attached to this press release.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. In offices throughout the United States and Canada, Trammell Crow Company is organized to deliver building management, brokerage, project management, and development and investment services through its Global Services Group and Development & Investment Group to both investors in and users of commercial real estate.  The company delivers services in Europe and Asia through its strategic alliance with Savills plc, a leading property services company based in the United Kingdom, and the jointly owned outsourcing company Trammell Crow Savills Limited.  In addition, the company has offices in Chile, Argentina, Brazil and Mexico.

Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

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